Exhibit 99.1

NITROMED, INC.
45 Hayden Avenue, Suite 3000
Lexington, MA 02421

t. 781.266. 4000
f. 781.274.8080

www.nitromed.com

NitroMed Announces Agreement to Sell and License Patents and Patent

Applications Related to Its Nitric Oxide Technology Platform and Stockholder

Approval of Merger Agreement with Deerfield Management

LEXINGTON, MA—(April 23, 2009)—NitroMed, Inc. (NASDAQ: NTMD) announced today that the company has entered into definitive agreements to sell and license certain patents and patent applications associated with NitroMed’s nitric oxide based technology platform to NicOx, S.A. Pursuant to the terms of the agreements, NicOx will make an up-front payment of 2 million Euro to NitroMed, with an additional contingent payment to be made upon the future occurrence of certain milestone events. The transaction will close upon NitroMed’s receipt of the up-front payment.

Under the terms of the previously announced Agreement and Plan of Merger, dated as of January 27, 2009, by and among NitroMed and certain entities affiliated with Deerfield Management, if the foregoing up-front payment is received prior to the closing of the merger with Deerfield Management, that payment will be added to the merger consideration to be paid to NitroMed’s stockholders. As a result of the expected receipt of the up-front payment, NitroMed estimates that the company’s shareholders will be entitled to receive approximately $0.86 per share in cash upon the closing of the merger.

NitroMed also announced that at the stockholder meeting held on April 22, 2009, a majority of NitroMed’s stockholders approved the adoption of the merger agreement with Deerfield Management. The merger is expected to close as soon as practicable, in accordance with the terms of the merger agreement.

About NitroMed, Inc.

NitroMed of Lexington, Massachusetts is the maker of BiDil® (isosorbide dinitrate/hydralazine hydrochloride), an orally administered medicine available in the United States for the treatment of heart failure in self-identified black patients. In this population, BiDil is indicated as an adjunct to current standard therapies such as angiotensin converting enzyme (ACE) inhibitors and beta blockers.  There is little experience in patients with New York Heart Association Class IV heart failure.  BiDil was approved by the U.S. Food and Drug Administration, primarily on the basis of efficacy data from NitroMed’s landmark A-HeFT (African American Heart Failure Trial) clinical trial.  For full prescribing information, visit: www.BiDil.com.

Forward Looking Statements

Statements in this press release regarding the proposed merger with Deerfield, including without limitation the expected timetable for completing the transaction and the amount of cash per share NitroMed’s stockholders will receive in the merger, and other statements about NitroMed’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “could,” “anticipates,” “expects,” “estimates,” “plans,” “should,” “target,” “will,” “would” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the ability of NitroMed and Deerfield Management to complete the proposed merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to the closing set forth in the merger agreement, as well as other factors described in NitroMed’s Annual Report on Form 10-K for the year ended December 31, 2008 and the other filings that NitroMed makes with the SEC.

In addition, the statements in this press release reflect NitroMed’s expectations and beliefs as of the date of this release. NitroMed anticipates that subsequent events and developments will cause its expectations and beliefs to change. However, while NitroMed may elect to update these forward-looking statements publicly at some point in the future, it specifically disclaims any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing NitroMed’s views as of any date after the date of this release.

Contact:

Sondra Newman
IR-IQ Communications
Phone: (617) 877-5687

Source: NitroMed, Inc.